EXHIBIT F-1(a)

                                            January  26, 1999

Securities and Exchange Commission
450 Fifth Street, N.W.
Washington, D.C.  20549

       Re:  Cinergy Corp./ File No. 70-9439

Ladies and Gentlemen:

     I am Associate General Counsel of Cinergy Corp. ("Cinergy"), a Delaware corporation and registered holding company under the Public Utility Holding Company Act of 1935, as amended (the "Act"). This opinion supersedes my earlier opinion filed with the initial declaration in this matter (such Declaration, as amended herewith and as it may further be amended, the "Application"), in order to correct an incorrect reference to one of the Plans referred to therein.

     In the Application, Cinergy seeks approvals with respect to issuing shares of its common stock, $0.01 par value per share ("Common Stock"), and soliciting proxies from the holders thereof, in connection with an amended and restated retirement plan and a new compensation plan (collectively, "Plans") for non-employee directors of Cinergy and/or certain of its subsidiaries. Each of the Plans was adopted by the Board of Directors of Cinergy in December 1998, subject to shareholder and Commission approval.

     In connection with this opinion, I have reviewed the Application and such documents, agreements, instruments and/or other materials with respect to the Plans and otherwise as I deemed necessary or advisable.

     I am a member of the Bar of the State of Ohio and do not purport to be an expert on the laws of any other jurisdiction. I have examined the Delaware General Corporation Law ("DGCL") to the extent necessary to express the opinions set forth herein. Such opinions are limited solely to matters governed by the laws of the State of Ohio and the DGCL. This opinion does not address the potential applicability to the proposed transactions of any state securities or Blue Sky laws.

     Based upon and subject to the foregoing, and assuming that the proposed transactions are carried out in accordance with (i) the Application and the Commission's order(s) to be issued with respect thereto, (ii) the governing instruments with respect to the Plans and (iii) all other requisite approvals and authorizations, corporate or otherwise, I am of the opinion that:

     All state laws applicable to the proposed transactions will have been complied with.

       Cinergy is duly organized and validly existing under the laws of the State of Delaware.

       The shares of Common Stock to be issued under the Plans will be validly issued, fully paid and non-assessable and the holders thereof will be entitled to the rights and privileges appertaining thereto stated in Cinergy's Certificate of Incorporation.

       The consummation of the proposed transactions will not violate the legal rights of the holders of any securities issued by Cinergy or any associate company thereof.

     I hereby consent to the use of this opinion in connection with the Application.

                                     Very truly yours,

                                     /s/Jerome A. Vennemann
                                     Associate General Counsel